Exhibit 99.1


                            EXPLANATION OF RESPONSES


(1) Duquesne Capital Management, L.L.C., a Pennsylvania limited liability company ("Duquesne Capital"), serves as the investment manager to Windmill Master Fund LP, a Cayman Islands Exempted Limited Partnership ("Windmill"), and several other investment funds (including, but not limited to, Windmill, the "Funds"). Stanley F. Druckenmiller ("Mr. Druckenmiller" and, together with Duquesne Capital and Windmill, the "Reporting Persons") serves as the managing member of Duquesne Capital and also serves as the managing member of Duquesne Holdings, LLC, a limited liability company organized under the laws of Anguilla, British West Indies, which acts as general partner to Windmill and certain of the Funds, and which has the power to replace Duquesne Capital as investment manager of those Funds within 60 days or less. The securities reported herein are held directly by the Funds. Duquesne Capital and Mr. Druckenmiller may be deemed to beneficially own such securities by virtue of the foregoing relationships. Each of the Reporting Persons hereby disclaims beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of his or its pecuniary interest therein.

(2) Pursuant to the terms of the issuer's warrant exchange offer, as described in the issuer's Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission (the "SEC") on May 12, 2008 and the related prospectus filed with the SEC on June 16, 2008 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, the Funds tendered all of their outstanding warrants (which were exercisable at any time on a one-to-one basis) using the "Reduced Cash Option" (as defined in the prospectus) and received one (1) share of the issuer's common stock, $0.001 par value per share, for each warrant and $4.00 cash payment tendered. Based on the closing price of the issuer's common stock of $6.63 on June 20, 2008 and the $4.00 cash payment per warrant required to be tendered along with each warrant in order to receive each common share as part of the "Reduced Cash Option," a value of $2.63 can be attributed to each warrant on such date. This value of $2.63 is generally consistent with the $2.40 closing price of the warrants on the AIM Market of the London Stock Exchange on June 10, 2008 (the last day prior to the expiration of the issuer's warrant exchange offer on which actual trading activity in the warrants can be reliably confirmed).